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James Alpha Advisors, LLC

Code of Ethics

June 24, 2020

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Section Heading PG#

1	Statement of General Policy	3 - 4
2	Definitions	5
3	Standards of Business Conduct	6
4	Conflicts of Interest	7 - 8
5	Prohibition Against Insider Trading	9 - 12
6	Personal Securities Transactions	13 -14
7	Gifts and Entertainment	15
8	Protecting the Confidentiality of Client Information	16 -18
9	Service as an Officer or Director	19
10	Compliance Procedures	19 - 21
11	Certification	21
12	Records	22
13	Reporting Violations and Sanctions	23
14	Exhibit A - Outside Brokerage account disclosure form	24-25
15	Exhibit B – Outside Business Activity form	26
16	Exhibit C – Acknowledgment	27
17	Exhibit D – Pre-trade request form	28
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Statement of General Policy

This Code of Ethics (“Code”) has been adopted by James Alpha Advisors, LLC and is designed to comply with Rules 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

This Code establishes rules of conduct for all employees of James Alpha Advisors and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that James Alpha Advisors and its employees owe a fiduciary duty to James Alpha Advisors’ clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients,

(ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by James Alpha Advisors continue to be applied. The purpose of the Code is to preclude activities which can lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both James Alpha Advisors and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the James Alpha Advisors has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

James Alpha Advisors and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, James Alpha Advisors expects every employee to demonstrate the highest standards of ethical conduct for continued employment with James Alpha Advisors. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with James Alpha Advisors. James Alpha Advisors’ reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the

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fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees must also understand that a material breach of the provisions of the Code can constitute grounds for disciplinary action, including termination of employment with James Alpha Advisors.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of James Alpha Advisors in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer.

The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

In summary, the Advisor Code is intended to reflect fiduciary principles that govern the conduct of James Alpha Advisors and its Supervised Persons. The Advisor Code is supplementary to Supervised Persons duty to comply with the Corporations Code of Business Conduct, as applicable.

A.	Standard of Conduct and Compliance with Laws, Rules and Regulations

B.	Protection of Material Non-Public Information

C.	Personal Securities Trading

1.	Access Persons Requirements
2.	Holdings Reports
3.	Transactions Reports (Account Statements)
4.	Review of Transactions

D.	Compliance Certification

E.	Consequences for Failure to Comply and Reporting Certain Conduct

F.	Recordkeeping

The Chief Compliance Officer will periodically report to senior management/board of directors of James Alpha Advisors to document compliance with this Code.

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Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

•	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest whether the employee exercises investment discretion or not.

•	“Beneficial Ownership" is interpreted in the same way as in determining whether a person has beneficial ownership of a security for purposes of Section 16a-1(a) (2) of the Securities Exchange Act of 1934, and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power. If any Supervised Person has a question about whether he or she beneficially owns a security, he or she should consult the Investment Advisors Chief Compliance Officer or designee.

•	“Reportable security” means any security as defined in Section 202(a)

(18)   of the Advisers Act, except that it does not include: (i) Direct obligations of the United States Government; (ii) Any account in which the adviser or employee has no direct or indirect influence or control.

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than reportable funds; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds. “Supervised person” means directors, officers and partners of James Alpha Advisors (or other persons occupying a similar status or performing similar functions); employees of James Alpha Advisors; and any other person who provides advice on behalf of James Alpha Advisors and is subject to James Alpha Advisors’ supervision and control.

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Standards of Business Conduct

James Alpha Advisors places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all James Alpha Advisors’ supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for James Alpha Advisors or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Sections 208 (d) and 48 (a) of the Advisers and 1940 Act, respectfully, makes it unlawful for any person indirectly, or through or by any other person, to do any act or thing which it would be unlawful for such person to do directly under the provisions of these respective titles or any rule or regulation thereunder.

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Conflicts of Interest

James Alpha Advisors shall seek to identify and review conflicts of interest. Ongoing identification of conflicts and potential conflicts of interest will assist the firm in addressing situations that could have a negative impact on the interests of our clients.

Conflicts of interest may arise under any number of circumstances, including, for example, various lines of business or outside business activities. Conflicts can also arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). Such favoritism would constitute a breach of fiduciary duty and is strictly prohibited.

In addition, access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

To assist the firm in identifying conflicts and potential conflicts of interest, and to meet our reporting obligations to the registered investment companies to which the firm provides investment management services, James Alpha Advisors has adopted the procedures set forth below. Additional procedures set forth throughout this Code of Ethics also seek to prohibit situations giving rise to conflicts of interest or to otherwise ensure our fiduciary duties. Supervised persons are always encouraged to raise concerns regarding any situation that could constitute a conflict or potential conflict of interest with firm clients to the Chief Compliance Officer.

1.	James Alpha Advisors shall request that conflicts arising from James Alpha Advisors’, its principals’, its executive officers’ or their affiliates’ (whether affiliated with James Alpha Advisors or not) (hereafter jointly referred to as “Parties”) other business activities be reported to the Chief Compliance Officer. Any such activities are tracked and the Chief Compliance Officer shall seek to reasonably ensure that these activities are disclosed in the firm’s Form ADV as required and/or appropriately mitigated. James Alpha Advisors has created an Employee Questionnaire for these purposes.
2.	James Alpha Advisors has established, pursuant to this Code of Ethics, a review process to identify potential conflicts of interest that may arise between our clients and the Parties as a result of, among other things:
a.	The operation of a non-investment management business in which James Alpha Advisors or an affiliated person of James Alpha Advisors engages;
b.	James Alpha Advisors engaging in a new business;
c.	James Alpha Advisors making available new investment products or services; and
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d.	James Alpha Advisors changing significantly the manner in which it operates its investment management business.
3.	James Alpha Advisors shall document the results of conflict of interest reviews of any registered investment company managed by the firm by responding to quarterly certifications, or other reasonable requests for information.
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Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and James Alpha Advisors to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and James Alpha Advisors may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of James Alpha Advisors and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person should trade, either personally or on behalf of others (such as investment funds and private accounts managed by James Alpha Advisors), while in the possession of material, nonpublic information, nor should any personnel of James Alpha Advisors communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

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Material information also can relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also could be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to James Alpha Advisors’ securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by James Alpha Advisors (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.
•	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.

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4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of James Alpha Advisors or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, James Alpha Advisors must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Other examples for consideration are: research and political consultants, virtual data rooms (VDRs), sub-advisers selected to manage client assets/accounts, as the case maybe.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of James Alpha Advisors and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although James Alpha Advisors does not typically receive confidential information from portfolio companies or other sources, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may consider placing certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer would take steps to immediately inform all supervised persons of the securities listed on the restricted list.

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The Chief Compliance Officer can also place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information would generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles within the company. Currently, James Alpha does not have a restricted and/or watch list. Advanced notice would be provided to employees if a restricted list was implemented.

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Personal Securities Transactions

General Policy

James Alpha Advisors has adopted the following principles governing personal investment activities by James Alpha Advisors’ supervised persons:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Supervised persons must not take inappropriate advantage of their positions.

Beneficial Ownership

No access person can acquire any beneficial ownership of any publicly listed company, securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Restricted Securities List

No supervised person shall acquire any beneficial ownership in stock or other security for an individual company without the prior written approval of the Chief Compliance Officer or other designated individual. Restricted lists will

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be maintained for each of the clients (funds) and investment requests will be checked against these lists. It is hereby acknowledged that employees shall not be required to obtain pre-clearance of any kind prior to purchasing or selling interests in mutual funds, or other reportable funds, Index ETF’s and/or government securities. Currently, James Alpha Advisors does not have a restricted list, but will implement if necessary.

Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within seven (7) calendar days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed prior to such transaction. If a securities transaction is executed by a client within seven

(7) calendar days after an access person executed a transaction in the same security, the Chief Compliance Officer will review the supervised person’s and the client’s transactions to determine whether the supervised person did not meet his or her fiduciary duties to the client in violation of this Code.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;
•	any contemplated transaction by such person in such securities;
•	any position with such issuer or its affiliates; and
•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
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Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. James Alpha Advisors has adopted the policies set forth below to guide supervised persons in this area.

General Policy

James Alpha Advisors’ policy with respect to gifts and entertainment is as follows:

•	Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons that do business with the Firm. Extraordinary or extravagant gifts (i.e., gifts that have an aggregate value of more than $250 annually from a single giver) are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of nominal value (i.e., gifts that have an aggregate value of no more than $250 annually from a single giver) and promotional items (i.e., pens, mugs) may be accepted. Gifts should be sent to Employees at the Firm’s offices and may not be sent to an Employee’s home.
•	Entertainment having a reasonable value of no more than $250 at which both the Employee and the giver are present (e.g., business lunches and dinners, and sporting and cultural events) also may be accepted. Employees may not accept entertainment having a value in excess of

$250 unless (i) there is a specific business purpose for such event; (ii) both the Employee and the giver are present; and (iii) the Employee has received written approval in advance regarding participation in the event by the Chief Compliance Officer and the Employee’s supervisor.

•	Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $250 per year to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm. Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. It is anticipated that Employees will not entertain the same person more than four times per year or spend more than $250 per person on business meals on such occasions. Employees may not provide entertainment having a reasonable value in excess of $250 to such persons unless (i) there is a specific business purpose for such event; (ii) both the Employee and the recipient are present; and (iii) the provision of such entertainment has been approved in advance by the Chief Compliance Officer and the Employee’s supervisor.
•	Cash. No Employee may give or accept cash gifts or cash equivalents to or from Clients, brokers, vendors, or other persons that do business with the Firm.
•	Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.
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•	Pay to Play – Political contributions to public officials may not exceed

$250 to any one official per election without the consent of the Chief Compliance Officer and the Employee’s supervisor. Similar restrictions may apply to gifts or benefits given to non-U.S. officials. Employees should consult with the Chief Compliance Officer prior to making any such gift or benefit. Records of political contributions will be maintained by the Chief Compliance Officer.

•	Charitable Contributions. Employees may not solicit charitable contributions from Clients, brokers, vendors, or other persons that do business with the Firm without the prior approval of the Chief Compliance Officer, who shall maintain a record of each such solicitation. All such approvals must be documented and include information regarding the Employee, the charity, the date of the solicitation and the amounts received.
•	Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All client complaints must be immediately reported to the Employee’s supervisor and the Chief Compliance Officer.

Reporting Requirements

•	Reporting of Gifts. The Chief Compliance Officer will maintain a gift log that records all gifts sent and received. Each employee is responsible for reporting ALL gifts sent to or received from clients. (Note: Dual registrants use a $100 annual gift limit for all employees based on FINRA Rule 3220), must obtain consent from the Chief Compliance Officer before accepting such gift. Gifts and Entertainment (sent or received) should be reported to the CCO promptly no less than 10 days after quarter end.
•	This gift reporting requirement is for the purpose of helping James Alpha Advisors relieve any supervised person from the obligations and policies set forth in monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of James Alpha Advisors, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by James Alpha Advisors to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information,

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whether relating to James Alpha Advisors’ current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding James Alpha Advisors’ clients is

confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. James Alpha Advisors does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. James Alpha Advisors will require that any financial intermediary, agent or other service provider utilized by James Alpha Advisors (such as broker-dealers or sub- advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by James Alpha Advisors only for the performance of the specific service requested by James Alpha Advisors;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over James Alpha Advisors, or as otherwise required by any applicable law. In the event James Alpha Advisors is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, James Alpha Advisors shall disclose only such information, and only in such detail, as is legally required;
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with James Alpha Advisors, from disclosing Confidential Client Information or proprietary company information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the James Alpha Advisors’ services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with James Alpha Advisors, must return all such documents to James Alpha Advisors.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

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Security of Confidential Personal Information

James Alpha Advisors enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide James Alpha Advisors’ services to clients;
•	Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, James Alpha Advisors and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personal identifiable financial information. Personal identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P James Alpha Advisors has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing James Alpha Advisors’ confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the Chief Compliance Officer.

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Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of James Alpha Advisors’ clients. Where board service or an officer position is approved, James Alpha Advisors would implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Pre-clearance

An access or person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security or publicly listed company only if: (i) such purchase or sale has been approved by a supervisory person designated by James Alpha Advisors firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by the Chief Compliance Officer (See Exhibit D), or sending an email to the CCO with the information requested on the Form. The Chief Compliance Officer monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every supervised and access person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below, or provide duplicate trade confirms and statements. It is the policy of James Alpha Advisors that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the Chief Compliance Officer. As required by Section 16 of the Securities Act of 1934 employees must also disclose beneficial ownership of more than 10% of any class of a registered equity security or publicly listed company, as well as directors and officers of the issuer of such security (collectively, “Section 16 Persons”). The Firm is a Section 16 Person if its clients collectively hold more than 10% of any class of a registered equity or publicly listed company. Personnel must notify the

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CCO if they, or an immediate family member living in their household, may be classified as a Section 16 Person.

If based upon the Firm’s trading activity, the CCO determines that the Firm must make any securities filings, the CCO will ensure that such filings are filed in a timely manner.

1.	Quarterly Transaction Reports

Every supervised person must, no later than ten (10) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the supervised person.

2.	Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan;
•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that James Alpha Advisors holds in its records so long as the firm receives the confirmations or statements no later than 10 days after the end of the applicable calendar quarter;
•	Any transaction or holding report that James Alpha Advisors already has on a supervised person, so long as the firm maintains records of the information otherwise required to be reported

3.	Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or designee monitors and reviews all reports required under the Code for compliance with James Alpha Advisors’ policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer will also initiate inquiries of supervised persons regarding personal securities trading if

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necessary. Supervised and Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by James Alpha Advisors. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the President or other designated supervisory person. The Chief Compliance Officer shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Certification

Initial Certification

All supervised persons are provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) report all account holdings as required by the Code.(v) report political contributions made within the last two years.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code; (iv) report applicable political contributions

Further Information

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

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Records

The Chief Compliance Officer shall maintain the following records for a period of not less than five years, the first two in an easily accessible place:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	A record of any violation of James Alpha Advisors’ Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of James Alpha Advisors;
•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
•	A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.
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Reporting Violations and Sanctions

All supervised persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code and the Whistleblower procedures that forms the part of the firm’s compliance program.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

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Exhibit A

James Alpha Advisors

Brokerage Account and Beneficial Owner Disclosure Form

All James Alpha Advisors (“JAA”) Supervised & Access People are required to disclose and receive written approval for their outside brokerage accounts upon initial employment, prior to opening any new accounts, and upon request of the firm’s Compliance Department.

Please disclose any account where you are the account holder (either individually or jointly), having trading authority or power of attorney over including accounts of spouses, children, or any person who resides at the registered representative’s residence.

This includes any Private Placement Investments, Limited Partnership Investments, and Brokerage Accounts.

I (NAME) Have Intend to Have Not open(ed) an account with a brokerage firm.

(If you have not opened or do not intend to open an outside account, please leave the rest of the form blank and sign below)

Name of	Name on	Account	Type of Account	Self-	Date Opened
Firm Where	Account	Number	(Brokerage,	Directed
Account is			Private	Yes/No
Held			Placement,
Limited
Partnership)

My signature below certifies that all the information above is true and correct, and that all brokerage and personal trading have been disclosed. Furthermore, I attest that I have read, understand and agree to comply with the outside brokerage account Code of Ethics and Polices of the Firm.

Access Person Only - As per Section 16 of the Securities Exchange Act of 1934 I do not own 10% or more of any publicly listed company. Yes No

I understand that any time during my employment I am required to self-report if this changes. Yes No

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Employee Signature: Compliance Approval: _ 3210 letter sent: Yes No

Date: _ Date:

Duplicate copies of account statements requested? Yes No

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Exhibit B

James Alpha Outside Business Activity Disclosure

Name:

◻	New OBA
◻	Update to a Previously Reported OBA
◻	Terminate Previously Reported OBA
◻	I do not engage in any outside business activities

Date:

I am aware of the requirements I must disclose to James Alpha Advisors, LLC (JAA) all outside business activities in which I am engaged, in any capacity, for which I am being compensated (in any manner other than a passive investment).

I am aware of the requirements that prior to engaging in any outside business activity for which I may be employed or receive compensation from any other person/company, I am required to receive written permission on the “Request for New Outside Business Activity” form.

Organization	Nature of Business/Description of Position and Responsibilities	Hours per Week	Compensation	Date Started

Does this activity interfere or compromise your responsibilities to James Alpha in any way? Could this activity be seen by the public as part of the business of James Alpha?

Should this activity be described as a private securities transaction? Is this related to securities industry?

Signature:

Approved by:

Date: _

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Exhibit C

James Alpha Advisors

Code of Ethics

I have read and reviewed James Alpha Advisor's Code of Ethics and have obtained an interpretation of any sections about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the firm's policies and procedures.

I will report violations of any laws, regulations or other firm policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with James Alpha Management in any investigation of violations. I understand that my failure to comply with laws, regulations, firm policies or procedures may result in disciplinary action, up to and including termination.

Name:

Signature:

Date:

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Exhibit D

Pre-Trade Authorization Request Form

Person requesting:

Name of Firm:

Name of Security:

Share amount:

Buy or Sell:

Ticker:	Date requested:

Approved by:

Date:

* Please note trade must be completed by the close of business on the second trading day after approval is received.